Exhibit 99.2

Noble Holding Corporation plc 13135 Dairy Ashford, Suite 800 Sugar Land, Texas 77478

PRESS RELEASE

NOBLE HOLDING CORPORATION PLC ANNOUNCES CONFIRMATION OF PLAN OF REORGANIZATION

SUGAR LAND, TEXAS, November 23, 2020 – Noble Holding Corporation plc (OTC-PINK: NEBLQ, the Company) announced today that the United States Bankruptcy Court for the Southern District of Texas has issued an order approving the Company’s Joint Plan of Reorganization (the “Plan”). The Company is working towards emergence as soon as possible upon receipt of certain regulatory approvals which could be received late this year or early 2021.

The Plan received widespread support from creditors and upon emergence will equitize all outstanding bond debt, which currently totals $3.4 billion, and provide for a new $200 million investment in the form of second lien notes as well as a new $675 million secured credit facility.

Robert W. Eifler, President and Chief Executive Officer of the Company, stated, “We are pleased to have reached this critical milestone and are eager to continue executing on our strategy. I would like to thank our creditors, customers, vendors, advisors and employees, whose support throughout this process has been critical to reaching a consensual and efficient restructuring while maintaining our industry-leading operations. We look forward to emerging with a significantly improved balance sheet and remain committed to delivering the operational excellence that our customers have come to expect from Noble.”

About Noble Holding Corporation plc

In November 2020, Noble Corporation plc changed its name to Noble Holding Corporation plc to allow the ultimate parent company that emerges from the Chapter 11 reorganization to use the name “Noble Corporation plc.” Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 19 offshore drilling units, consisting of 7 drillships and semisubmersibles and 12 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding Chapter 11 proceedings, including timing of emergence, stock exchange listing and related timing, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to regulatory and legal approvals, consents and reviews, actions or claims by regulatory authorities, customers and other third parties, operating hazards and delays, risks associated with operations outside of the U.S., legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, violations of anti-corruption laws, hurricanes and other weather conditions, public health threats including the COVID-19 (Coronavirus Disease 2019) pandemic, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

NC-919

11/23/2020

For additional information, contact:

Craig Muirhead,

Vice President – Investor Relations and Treasurer

713-239-6564, or at investors@noblecorp.com